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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Amendment No. 1 on Form S-4 for $125 million of 9.75% Series B Senior Notes of our reports dated February 28, 1997, on our audits of the consolidated financial statements of Anker Coal Group, Inc. and Subsidiaries and Anker Group, Inc. and Subsidiaries, respectively, and our report dated August 8, 1997 on our audit of the combined financial statements of Oak Mountain Energy Corporation and its Affiliates. We also consent to the references to our firm under the caption "Experts", "Summary Historical and Pro Forma Consolidated Financial Data" and "Selected Consolidated Historical Financial Data."


                                          COOPERS & LYBRAND LLP

Pittsburgh, Pennsylvania

January 12, 1998